Exhibit 10.3

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, FRED TANNOUS ("Assignor") does hereby assign and transfer all right of Assignor’s right, title and interest in ONE MILLION (1,000,000) shares of Series B Preferred Stock of ROWL, INC., a Nevada corporation (the "Company") standing in Assignor’s name on the books of said Company (including on the books of the Company’s transfer agent), to the Company (“Assignee”) and does hereby irrevocably constitute and appoint Bill Glaser to transfer ownership of the said stock on the books of the Company to Assignee. (This assignment covers all such Series B Preferred Stock standing in Assignor’s name on the books of the Company, regardless of whether or not such shares are electronically certificated and whether any such certificate is delivered to the Company.)

/s/ Fred Tannous
FRED TANNOUS

DATED: MAY 6 , 2015